Exhibit 10.1

ASSUMPTION AND GENERAL AMENDMENT AGREEMENT

This Assumption and General Amendment Agreement (this “Agreement”) is made as of September 1, 2009, by and between Accenture Ltd., an exempted company incorporated with limited liability under the laws of Bermuda (“Accenture Ltd”), and Accenture plc, a public limited company under the laws of Ireland (“Accenture plc”).

RECITALS

WHEREAS, the boards of directors of Accenture Ltd and Accenture plc have previously approved a series of transactions to be effected pursuant to a Scheme of Arrangement (the “Scheme of Arrangement”) in accordance with the laws of Bermuda, pursuant to which Accenture plc will become the parent holding company of Accenture Ltd and Accenture Ltd Class A and Class X common shares (“Class A Common Shares” and “Class X Common Shares,” respectively, and collectively the “Common Shares”) will effectively be exchanged for Accenture plc Class A and Class X ordinary shares (“Class A Ordinary Shares” and “Class X Ordinary Shares,” respectively, and collectively the “Ordinary Shares”) on a one-for-one basis, other than with respect to fractional shares (such transactions are collectively referred to as the “Transaction”);

WHEREAS, in accordance with Bermuda law, the Transaction will take place on the effectiveness of the Scheme of Arrangement (the “Effective Time”);

WHEREAS, Accenture Ltd maintains and sponsors those certain equity compensation-related plans, and certain other plans, agreements, awards and arrangements listed on Exhibit A hereto (collectively, the “Assumed Stock Plans”), providing for the grant or award to its directors, officers and employees and other persons of (a) options, restricted shares or other rights to purchase or receive Class A Common Shares or (b) the right to receive benefits or other amounts by reference to Class A Common Shares (individually, an “Assumed Stock Award” and collectively, the “Assumed Stock Awards”);

WHEREAS, in connection with the Transaction, Accenture plc desires to assume and adopt the Assumed Stock Plans and the Assumed Stock Awards, and to issue or cause to be issued Class A Ordinary Shares (from Accenture plc or through one of its subsidiaries) in lieu of Class A Common Shares being issued in connection with such Assumed Stock Plans and Assumed Stock Awards;

WHEREAS, the Compensation Committee of the board of directors of Accenture Ltd passed resolutions on July 22, 2009 to adjust the Plans (pursuant to their terms) and outstanding equity based awards and grants thereunder to provide for the issuance of equity interests in Accenture plc in place of Accenture Ltd, at the Effective Time;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, at and as of the Effective Time:

1. Pursuant to the terms of this Agreement and in connection with the Transaction, Accenture Ltd hereby assigns to Accenture plc, and Accenture plc hereby accepts from Accenture Ltd and hereby assumes, the Assumed Stock Plans and the related Assumed Stock Awards and the rights and obligations of Accenture Ltd under the Assumed Stock Plans and Assumed Stock Awards. As a result of such assignment and assumption, Accenture plc will be the sponsor of the Assumed Stock Plans and Class A Ordinary Shares will be issued under the Assumed Stock Plans in lieu of Class A Common Shares being issued thereunder.

2. To the extent any Assumed Stock Plan and Assumed Stock Award (each, a “Benefit Document”, and collectively, the “Benefit Documents”) provides for the issuance, acquisition, holding or purchase of, or otherwise relates to or references, Class A Common Shares, then, pursuant to the terms hereof and thereof, such Benefit Document is hereby amended to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Class A Ordinary Shares (or benefits or other amounts determined in accordance with the Benefit Documents). For the purposes of the Assumed Stock Plans, Accenture Ltd confirms that its board of directors and the Compensation Committee of that board have approved that amendment of the Assumed Stock Plans. It is acknowledged by the parties that amendment of the Benefit Documents is not intended to prejudice or diminish the rights of holders of Assumed Stock Awards.

3. All references in the Assumed Stock Plans and Assumed Stock Awards to “Accenture Ltd” or its predecessors are hereby amended to be references to “Accenture plc.”

4. All outstanding Assumed Stock Awards or any other benefits available which are based on Class A Common Shares and which have been granted under the Assumed Stock Plans (including, as applicable, any Class A Common Shares exchanged in connection with the Transaction) shall remain outstanding pursuant to the terms hereof and thereof, as adopted as described herein.

5. Each Assumed Stock Award shall, pursuant to the terms hereof and thereof, be exercisable, issuable, held, available or vest upon the same terms and conditions as under the applicable Benefit Document, except that upon the exercise, issuance, holding, availability or vesting of such Assumed Stock Awards, as applicable, Class A Ordinary Shares are hereby issuable or available, or benefits or other amounts determined, by reference to Class A Ordinary Shares, in lieu of Class A Common Shares.

6. Each Assumed Stock Award that is a stock option (i) is hereby assumed by Accenture plc, or (ii) the obligations thereunder are hereby assumed by Accenture plc, as applicable, in such manner that Accenture plc would be a corporation “assuming a stock option in a transaction to which section 424(a) applies” within the meaning of Section 424 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), were Section 424 of the Code applicable to such Assumed Stock Award, with regard to the requirements of U.S. Treasury Regulation Section 1.424-1(a)(5)(iii) for options that are intended to qualify under Section 422 of the Code, and with regard to the requirements of U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D) for other options.

7. Subject to the terms of this Agreement, as amended hereby, each Benefit Document is specifically ratified and reaffirmed by Accenture plc.

8. This Agreement will be effective immediately prior to the Effective Time subject to effective completion of the Transaction.

9. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement, which may be executed in multiple counterparts, but when taken together make one and the same instrument, as of the date first set forth above.

ACCENTURE LTD

By:	/s/ Douglas G. Scrivner
Name:	Douglas G. Scrivner
Title:	Secretary

The Common Seal of
ACCENTURE PLC was affixed hereto

By:	/s/ Douglas G. Scrivner
Name:	Douglas G. Scrivner
Title:	General Counsel and Secretary

[Assumption and General Amendment Agreement]

EXHIBIT A

Assumed Stock Plans

ACCENTURE LTD 2001 EMPLOYEE SHARE PURCHASE PLAN (as amended September 4, 2001)

ACCENTURE LTD 2001 SHARE INCENTIVE PLAN (and all equity-based award agreements granted thereunder)